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                                                                    Exhibit 23.2

      CONSENT OF KUPFERBERG, GOLDBERG & NEIMARK, LLC, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Selected Consolidated Financial Information of Staples, Inc." and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Staples, Inc., dated February 18, 2000, for the registration of shares of Staples.com common stock and to the incorporation by reference therein of our report dated February 24, 1998, with respect to the consolidated financial statements of Quill Corporation and Subsidiary as of December 31, 1997 and for the years ended December 31, 1997 and 1996 included in Staples, Inc.'s Annual Report (Form 10-K) for the year ended January 30, 1999, filed with the Securities and Exchange Commission.

Chicago, Illinois
February 17, 2000